 DRIEHAUS MUTUAL FUNDS

Written Instrument Amending
the Amended and Restated Declaration of Trust

The undersigned, being a majority of the Trustees of the Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 31, 1996, as amended and restated as of June 6, 2013 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust as follows:

Section 8.4 of Article VIII of the Declaration of Trust is hereby amended and restated as follows:

8.4 Meetings of Holders. Meetings of the Holders may be called at any time by a majority of the Trustees and shall be called by any Trustee upon written request of Holders holding, in the aggregate, not less than 10% of the Interests (or series or class thereof), such request specifying the purpose or purposes for which such meeting is to be called. Any such meeting shall be held within or without the State of Delaware on such day and at such time as the Trustees shall designate. Holders of one-third of the Interests in the Trust, present in person or by proxy, shall constitute a quorum for the transaction of any business, except as may otherwise be required by the 1940 Act or other applicable law or by this Declaration or the By-Laws of the Trust. If a quorum is present at a meeting, an affirmative vote by the Holders present, in person or by proxy, holding more than 50% of the total Interests (or series or class thereof) of the Holders present, either in person or by proxy, at such meeting constitutes the action of the Holders, unless the 1940 Act, other applicable law, this Declaration or the By-Laws of the Trust require a greater number of affirmative votes. Notwithstanding the foregoing, the affirmative vote by the Holders present, in person or by proxy, holding less than 50% of the Interests (or class or series thereof) of the Holders present, in person or by proxy, at such meeting shall be sufficient for adjournments. Any meeting of Holders, whether or not a quorum is present, may be adjourned for any lawful purpose provided that no meeting shall be adjourned for more than six months beyond the originally scheduled meeting date. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting without the necessity of further notice. Meetings of Holders may also be held by means of conference telephone or other means of communication through which all persons participating in the meeting can hear and be heard.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have this 29th day of April, 2021 signed these presents.

/s/ Theodore J. Beck	/s/ Dawn Vroegop
Theodore J. Beck	Dawn Vroegop
25 East Erie Street	25 East Erie Street
Chicago, IL 60601	Chicago, IL 60601

/s/ Francis Harmon	/s/Stephen Weber
Francis Harmon	Stephen T. Weber
25 East Erie Street	25 East Erie Street
Chicago, IL 60601	Chicago, IL 60601

/s/ Christopher Towle	/s/ Daniel Zemanek
Christopher J. Towle	Daniel Zemanek
25 East Erie Street	25 East Erie Street
Chicago, IL 60601	Chicago, IL 60601